Rule 424(b)(2)
			Registration Nos. 333-14791
	NASD File No. 961029005
	Cusip #: 52517PKW0

PRICING SUPPLEMENT NO. 252
Dated July 30, 1997 to Prospectus
Supplement dated February 5, 1997
and Prospectus dated October 31, 1996

	 LEHMAN BROTHERS HOLDINGS INC.
        	  Medium-Term Notes, Series E
                  		(Fixed Rate)

Due from Nine Months to 30 Years from Date of Issue

Pricing to Public:  100%

Agent's Commission: .35%

Original Issue Date: 08/1/97

Interest Rate Per Annum:  6.33%

Interest Payment Dates:	Every 2/15 and 8/15 commencing on 2/15/98

Maturity Date:  08/01/00

These Notes, issued under Pricing Supplement No. 252, may be sold in minimum denominations of $1,000, or any amount in excess thereof which is an integral multiple of $1,000.

The aggregate principal amount of this offering is $150,000,000 and relates only to Pricing Supplement No. 252. Medium-Term Notes, Series E may be issued by the Company in an aggregate principal amount of up to $9,517,500,000 and, to date, including this offering, an aggregate of $8,702,325,000 Medium-Term Notes, Series E has been issued and $5,020,890,000 are outstanding.

The Agent has purchased the Notes as principal in this transaction and may resell any of such Notes to another broker/dealer (acting as principal for the purposes of resale) at a discount, which may vary from the discount received by the Agent in such transaction.